Exhibit 10.1

TRANSITION AGREEMENT
This TRANSITION AGREEMENT (“Transition Agreement”) is made effective as of this 6th day of August, 2019 (the “Effective Date”) by and between Care.com, Inc. (the “Company”) and Sheila Lirio Marcelo (“Executive”).

RECITALS

WHEREAS, Executive is the Founder, Chief Executive Officer and President of the Company;

WHEREAS, the Company and Executive have previously entered into an Executive Severance Agreement dated July 19, 2017, which remains in full force and effect except as expressly amended or modified hereby (as amended hereby, the “Severance Agreement”); and

WHEREAS, the Company and Executive wish to enter into this Transition Agreement to reflect Executive’s contemplated resignation as Chief Executive Officer and President of the Company, effective as of the start date of a new Chief Executive Officer of the Company (the “Resignation Date”), and acceptance of the role of Executive Chairwoman of the Company, effective as of the Resignation Date, to memorialize the compensation related to this new position, and to confirm certain matters related thereto.

NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.General; Amendment to Good Reason Definition. All provisions of the Severance Agreement that are not expressly amended or modified hereby shall remain in full force and effect in accordance with their terms. Any capitalized terms not defined herein shall have the meaning set forth in the Severance Agreement. For the avoidance of doubt, nothing in this Transition Agreement shall affect the at-will nature of Executive’s employment with the Company, as set forth in the Severance Agreement. The parties agree that the definition of Good Reason in the Severance Agreement is hereby amended by inserting the following as new clause (vi) immediately before the semicolon at the end of existing clause (v) thereof: “or (vi) Executive’s resignation as Chief Executive Officer and President of the Company as of the Resignation Date (in accordance with and as defined in the Transition Agreement between Executive and the Company dated August 6, 2019), the Board’s failure to nominate Executive for reelection to the Board at the Company’s 2020 meeting of stockholders or the stockholders’ failure to reelect Executive to the Board at such meeting”, and inserting the following sentence after the last sentence of the “Good Reason” definition: “Notwithstanding anything to the contrary herein, the voluntary nature of Executive’s resignation on the Resignation Date (in connection with the appointment of a new Chief Executive Officer) shall not affect its treatment as a Qualifying Termination pursuant to clause (vi) above.” The parties expressly agree that Executive may only become entitled to severance payments and benefits under the Severance

Agreement in relation to the first Qualifying Termination that Executive incurs on or after the Effective Date.

2.    Executive Chairwoman.

(a)    The Company and Executive agree that, effective as of the Resignation Date, Executive shall resign as the Company’s Chief Executive Officer and President and accept appointment as Executive Chairwoman of the Company. The job description for the Executive Chairwoman role is attached hereto as Exhibit A.

(b)    Executive and the Company agree that Executive shall be entitled to her severance benefits under Section 2(a) or 2(b) of the Severance Agreement if she incurs a Separation from Service (x) upon or following a Qualifying Termination prior to the appointment of the new Chief Executive Officer or (y) effective upon or following her resignation as Chief Executive Officer and President of the Company and acceptance of her appointment as Executive Chairwoman effective as of the Resignation Date in accordance with Section 2(a) of this Transition Agreement, in each case, subject to (A) Executive’s timely execution and delivery of the Release in accordance with the Severance Agreement, (B) Executive’s continued compliance with the Confidentiality and Non-Compete Agreement and Section 4 of the Severance Agreement, and (C) Section 6 of this Transition Agreement. Solely for purposes of calculating the cash severance amounts payable under Section 2 of the Severance Agreement, the parties hereto hereby agree that the Base Salary shall be $485,000 and the Target Annual Bonus shall be $485,000. To the extent that Executive becomes entitled to receive such severance benefits, the cash severance payments will be paid as follows:

(i)    a cash lump sum payment on the First Payment Date (the “Initial Severance Payment”) equal to (A) $560,000 plus (B) an amount equal to 200% of the Base Salary payments (using, for this purpose, a Base Salary equal to $485,000) that Executive would have otherwise received, as determined in accordance with the Company’s ordinary payroll practices, during the two and one-half months following the date Executive’s Separation from Service occurs (the “Initial Severance Payment Period”), and

(ii)    a cash lump sum payment on the day after the day that is six months following Executive’s Separation from Service (the “Second Severance Payment”) equal to 200% of the Base Salary payments (using, for this purpose, a Base Salary equal to $485,000) that Executive would have otherwise received, as determined in accordance with the Company’s ordinary payroll practices, during the period commencing on the first day after expiration of the Initial Severance Payment Period and ending on the date that is six months following Executive’s Separation from Service (the “Second Severance Payment Period”); and

(iii)    a cash payment equal to $1,455,000 less the sum of the Initial Severance Payment and the Second Severance Payment, which shall be payable in installments in accordance with the Company’s ordinary payroll practices on the earliest dates permitted under Section 409A.

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3.    Compensation; Equity. While serving as Executive Chairwoman, Executive will be a part-time employee of the Company and Executive’s compensation for the Executive Chairwoman position will be as set forth on Exhibit B hereto. Until the Resignation Date, during the term of Executive’s employment, Executive will continue receiving base salary at the same rate that applies on the Effective Date and will remain eligible to participate in Company employee benefit plans (including its annual bonus program) to the same extent as Executive is eligible as of the Effective Date, subject to the terms and conditions of such plans, provided that Executive acknowledges and agrees that, as soon as practicable following the Effective Date, the Company will discontinue its use of Executive’s Starwood American Express credit card and thereafter Executive will only seek expense reimbursements relating to such credit card in accordance with the Company’s business expense reimbursement policies. Exhibit C to this Agreement sets forth the outstanding vested and unvested equity-based awards of the Company held by Executive as of the Effective Date (the “Equity Awards”).

4.    Attorney Fees. The Company will pay the reasonable fees (not to exceed $40,000) (“Legal Fees”), within 15 days of the receipt of their invoices (which invoices shall be provided by Executive to the Company within 30 days after the Effective Date), of Pillsbury Winthrop Shaw Pittman LLP and Sanzone & McCarthy, LLP with respect to the advice, negotiation, and preparation of this Transition Agreement. The Company will provide Executive with an additional payment in an amount, if any, equal to the amount of any income or employment taxes incurred by Executive as a result of the payment of Legal Fees and any such taxes incurred as a result of Executive’s receipt of the additional payment, which amounts will be paid to Executive within 60 days following the date Executive incurs the applicable taxes (and in any case no later than December 31 of the year following the year in which the taxes are incurred), subject to Executive’s providing supporting documentation that the Company reasonably requests and submitting reimbursement requests promptly following the date such taxes are incurred.

5.    Release of Claims. In consideration of the payments and benefits set forth herein, the adequacy of which is hereby acknowledged by Executive, Executive and the Company hereby agree as follows:

(a)     Executive, on behalf of herself and her executors, heirs, administrators, representatives and assigns, hereby releases and forever discharges the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, creditors, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to

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the Effective Date, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Equal Pay Act, 29 U.S.C. Section 206(d); the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Massachusetts Fair Employment Practices Act, M.G.L. c. 151B, § 1 et seq.; the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ IIH and 111; the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § IC; the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq.; the Massachusetts Privacy Act, M.G.L. c. 214, § 1B; the Massachusetts Wage Act, M.G.L. c. 149, § 148; the Massachusetts Maternity Leave Act, M.G.L. c. 49, § 105D; and any similar state or local law, all as amended. Notwithstanding the generality of the foregoing, Executive does not release the following:

(i)    Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(ii)    All rights under the Indemnification Agreement between Executive and the Company dated January 13, 2014, including claims for indemnity, as well as all rights to indemnification and/or contribution pursuant to the Company’s By-Laws, Articles of Incorporation and/or Charter; any applicable Directors and Officers Liability Insurance policy or other insurance policy; and applicable common and/or statutory law;
(iii)    All rights under the Severance Agreement (as modified hereby) or this Transition Agreement, including any claims for payment;
(iv)    Executive’s rights to the vested or unvested Equity Awards or to other vested Company equity securities, including all such rights as set forth in the applicable equity agreements and stock plan(s) (the “Equity Documents”);
(v)    Executive’s earned base salary and vested benefits that are not yet due and are paid in arrears by the Company in the ordinary course; and
(vi)    Any rights that cannot be released as a matter of applicable law, but only to the extent such rights may not be released under such applicable law.
Further, this Transition Agreement does not prevent Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other

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whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).
6.    Section 409A. The provisions contained in Section 7(h) of the Severance Agreement are incorporated by reference into this Agreement mutatis mutandis.

7.    Tax Advice. Executive acknowledges and agrees that Executive has relied upon the advice of Executive’s own tax advisors in connection with the transactions contemplated by this Transition Agreement. The Company makes no representation or warranty as to the tax treatment of the matters contained in this Transition Agreement.

8.    Counterparts. This Transition Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original; but such counterparts shall together constitute one and the same document.

9.    Severability. In the event any provision of this Transition Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

10.    Governing Law and Venue. This Transition Agreement will be governed by and construed in accordance with the laws of the United States and the Commonwealth of Massachusetts applicable to contracts made and to be performed wholly within such state, and without regard to the conflicts of laws principles that would result in the applicable of the laws of another jurisdiction. Any suit brought hereon shall be brought in the state or federal courts sitting in Massachusetts, the parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Massachusetts law.

11.    Entire Agreement; Amendment. This Transition Agreement and the Severance Agreement, as amended hereby, together constitute the entire agreement between the parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral (and for the sake of clarity, the Indemnification Agreement and Equity Documents remain in full force and effect). This Transition Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

[Signature Page Follows]

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Exhibit 10.1

Care.com, Inc.
By:	/s/ MELANIE GOINS
Name:	Melanie Goins
Title:	General Counsel and Corporate Secretary

Executive:
By:	/s/ SHEILA LIRIO MARCELO
Sheila Lirio Marcelo

Exhibit A

Mandate
The Executive Chairwoman is appointed by the Company’s Board of Directors (the “Board”) with the primary functions of supporting the operations and deliberations of the Board and the satisfaction of the Board’s functions and responsibilities under its mandate, and assuming responsibility for the initiatives outlined below. For clarity, the Company’s Chief Executive Officer will report directly to the Board and not to the Executive Chairwoman. The Company’s Chief Executive Officer will have duties and responsibilities generally associated with the role, including complete operational autonomy (subject to typical Board oversight).

Responsibilities
In addition to the responsibilities applicable to all other members of the Board, and as Chairwoman of the Board as currently performed and provided in the Bylaws, the responsibilities of the Executive Chairwoman — working with the Board, the Lead Independent Director, and the Chief Executive Officer of the Company— shall, in all cases, be subject to the Chief Executive Officer’s approval, consistent with duties of an executive chair position and agreeable to the Chairwoman, and may include such duties as:

Public Engagement and Maintaining Partnerships in the Care Industry

•	At the Chief Executive Officer’s and/or Board’s request, participate in client outreach, policy initiatives and public engagement

•	Counseling on critical issues related to government relationships and strategic alliances in the Care space

Supporting Strategic Initiatives

•	If requested by the Company’s Chief Executive Officer, from time to time, assist in developing and maintaining the Company’s relationships with strategic partners

Relationship with Management

•	Advise the Chief Executive Officer to ensure successful transition and consult on Leadership Management Team questions and dynamics at the request of the Chief Executive Officer.

•
Subject to the terms of the Company’s Bylaws, the termination date of the role of Executive Chairwoman title shall be the one-year anniversary of the start date of the new Chief Executive Officer (the “Executive Chairwoman Term”), unless earlier terminated by the Board or the Executive Chairwoman, at which time the Executive Chairwoman will become the non-employee Chairwoman of the Board, to the extent that Executive has been elected to the Board.

Exhibit B

Executive’s compensation terms for the Executive Chairwoman position are as follows:

1.
Base Salary. Upon Executive becoming Executive Chairwoman, Executive’s annual base salary shall be equal to $250,000 paid over twelve (12) months in accordance with the Company’s normal payroll cycles. If the Company terminates Executive’s employment as Executive Chairwoman without Cause prior to expiration of the Executive Chairwoman Term, the Board fails to nominate Executive for reelection to the Board at the Company’s 2020 meeting of stockholders or the stockholders fail to reelect Executive to the Board at such meeting, or Executive otherwise undergoes a Qualifying Termination as set forth in the Severance Agreement, as amended, from the Executive Chairwoman role (and for the avoidance of doubt, excluding any Qualifying Termination that occurs solely as a result of the matters described in this Transition Agreement), subject in any case to Executive executing and not revoking a Release within the 30 day period following the date of the applicable event and subject to Section 6 of the Transition Agreement, the Company shall pay to Executive an amount equal to $250,000 less the amount of base salary earned by Executive as Executive Chairwoman through the date of such termination, paid in a lump sum within forty-five (45) days following the date of the applicable event.

2.
Equity Award. Upon appointment as Executive Chairwoman, Executive shall receive a number of time-based restricted stock units equal to the quotient obtained by dividing (x) $200,000 by (y) the 30-day trailing average closing price per share of Company common stock (“Common Stock”) immediately preceding the date of grant, which restricted stock units will vest over 12 months in four equal quarterly installments, subject to Executive’s continuous service as Executive Chairwoman. Any unvested portion of the equity award will accelerate and fully vest if the Company terminates Executive’s employment as Executive Chairwoman without Cause prior to expiration of the Executive Chairwoman Term, the Board fails to nominate Executive for reelection to the Board at the Company’s 2020 meeting of stockholders or the stockholders fail to reelect Executive to the Board at such meeting, or Executive otherwise undergoes a Qualifying Termination as set forth in the Severance Agreement, as amended, from the Executive Chairwoman role (and for the avoidance of doubt, excluding any Qualifying Termination that occurs solely as a result of the matters described in this Transition Agreement), subject in any case to Executive executing and not revoking a Release within the 30 day period following the date of the applicable event and subject to Section 6 of the Transition Agreement.

3.	Separation from Service. The parties agree that Executive will incur a Separation from Service as of the Resignation Date.

4.
Book. During the period beginning January 1, 2019 and ending upon the date of Executive’s cessation of continuous service as a service provider to the Company (the “Relevant Period”), Executive shall be entitled to incur up to $255,000 in expenses for the purpose of Executive authoring a book regarding the care economy to be paid by Company on behalf of Executive or paid by Executive and reimbursed by Company (which amount includes any expenses incurred by Executive and paid by Company on behalf of Executive or paid by Executive and reimbursed by Company in 2019 prior to the Effective Date, as well as reimbursement for taxes incurred by Executive as a result of such Company payments or reimbursements, including any reimbursement for taxes); provided that such amount shall be reduced by (a) the value of any expenses incurred by Executive and paid by Company on behalf of Executive or paid by Executive and reimbursed by Company in 2019 prior to the Effective Date, and (b) the value (determined by the Company in good faith) of Company resources and services (e.g., services of public relations professionals) utilized by Executive during the Relevant Period in the authoring of such book. Any such reimbursements for taxes will be paid to Executive within 60 days following the date Executive incurs the applicable taxes (and in any case no later than December 31 of the year following the year in which the taxes are incurred), subject to Executive’s providing supporting documentation that the Company reasonably requests and submitting reimbursement requests promptly following the date such taxes are incurred. For the avoidance of doubt, reimbursements and payments hereunder shall be subject to Section 6 of the Transition Agreement, and following Executive’s cessation of services to the Company, Executive will remain entitled to such reimbursements and payments with respect to expenses incurred prior to such cessation.

5.	Executive Assistant. Executive shall be entitled to the support of 0.5 of an executive assistant.

6.	Travel Budget. Executive shall have a travel budget of $50,000, with travel subject to the Chief Executive Officer’s approval which will not be unreasonably withheld.

Prior Equity Grants

Any and all stock option and restricted stock awards previously granted or awarded to Executive prior to the Effective Date shall continue in full force and effect in accordance with the documents memorializing and/or governing such grants or awards, except as otherwise modified by this Transition Agreement.

Continued Service under Equity Grants
For the avoidance of doubt, Executive’s service as the Executive Chairwoman and/or a member of the Board shall be treated as continued service for purposes of all equity or equity-based awards (including awards that vest in whole or in part based on the attainment of performance vesting conditions) as provided for under the Equity Documents memorializing and/or governing such awards or grants.

* * * * *

Exhibit C

Equity Awards

Award Type(1)	Grant Date	Exercise Price Per Share	Number of Vested Shares(2)	Number of Unvested Shares(3)	Number of Accelerated Shares(4)
Option	12/09/2010	$2.68	149,252	0	0
Option	12/09/2010	$2.68	450,748	0	0
Option	12/09/2010	$2.68	37,500	0	0
Option	03/01/2013	$6.02	49,833	0	0
Option	03/01/2013	$6.02	420,167	0	0
Option	03/05/2014	$21.03	4,755	0	0
Option	03/05/2014	$21.03	107,745	0	0
Option	03/05/2014	$2.68	37,500	0	0
Option	03/11/2016	$6.70	227,370	52,480	52.480
Option	03/16/2017	$12.01	82,344	64,046	36,597
RSU	03/11/2016	-	0	20,989	20,989
RSU	03/11/2016	-	0	4,898	4,898
RSU	03/16/2017	-	0	27,502	15,715
RSU	03/16/2017	-	0	30,523	30,523
RSU	03/09/2018	-	0	38,516	14,006
RSU	03/09/2018	-	0	9,303	9,303
RSU	03/09/2019	-	0	38,280	10,208
RSU	03/09/2019	-	0	9,391	9,391
RSU	06/22/2017	-	0	108,696(5)	0
RSU	03/09/2018	-	0	116,666(6)	0

1.
“Option” indicates the Equity Award is an option to purchase the Company’s commons stock. “RSU” indicates the Equity Award is a restricted stock unit denominated in the Company’s shares of common stock.

2.	Amounts represent the number of shares of the Company’s common stock subject to the Equity Award as to which the Equity Award is vested and, if applicable, exercisable as of the Effective Date.

3.	Amounts represent the number of shares of the Company’s common stock subject to the Equity Award as to which the Equity Award is unvested as of the Effective Date.

4.
Amounts represent the number of shares of the Company’s common stock subject to the Equity Award as to which the vesting of the Equity Award would accelerate as set forth in, and subject to the terms and conditions of, the Severance Agreement if Executive had become entitled to severance payments and benefits pursuant to the Severance Agreement on the Effective Date.

5.	Vesting of the Equity Award is based on the Company’s achievement of a 120-day volume weighted average price of $23 per share no later than 6/22/2022.

6.	Vesting of the Equity Award is based on the Company’s achievement of a 120-day volume weighted average price of $30 per share no later than 3/9/2023.